EXHIBIT 10.1

Partners for Growth

2007 Term Loan and Security Agreement

Borrower:	Bioject Medical Technologies, Inc.
Address:	20245 S.W. 95th Ave., Tualatin, OR 97062

Borrower:	Bioject, Inc.
Address:	20245 S.W. 95th Ave., Tualatin, OR 97062

Date:	August 31, 2007

THIS 2007 TERM LOAN AND SECURITY AGREEMENT (“Agreement”) is entered into on the above date between PARTNERS FOR GROWTH, L.P. (“PFG”), whose address is 180 Pacific Avenue, San Francisco, CA 94111 and the borrowers named above (jointly and severally, the “Borrower”), whose chief executive office is located at the above address, respectively. The Schedule to this Agreement (the “Schedule”) being signed by the parties concurrently, is an integral part of this Agreement.  (Definitions of certain terms used in this Agreement are set forth in Section 7 below.)

1.  LOANS.

1.1  Loans.  PFG will make a loan to Borrower (the “Loan”) in the amount shown on the Schedule, provided no Default or Event of Default has occurred and is continuing, within one Business Day after the date hereof.

1.2   Interest.  The Loan and all other monetary Obligations shall bear interest at the rate shown on the Schedule, except where expressly set forth to the contrary in this Agreement.  Interest shall be payable monthly, on the first day of each month for interest accrued during the prior month.

1.3  Fees.  Borrower has paid to PFG the fees shown on the Schedule, which are in addition to all interest and other sums payable to PFG and are not refundable.

1.4  [INTENTIONALLY LEFT BLANK]

1.5  Late Fee.  If any payment of accrued interest for any month is not made within three Business Days after the date a bill therefor is sent by PFG to Borrower, or if any payment of principal or any other payment is not made within three Business Days after the date due, Borrower shall pay PFG a late payment fee equal to 5% of the amount of such late payment.  The provisions of this paragraph shall not be construed as PFG’s consent to Borrower’s failure to pay any amounts when due, and PFG’s acceptance of any such late payments shall not restrict PFG’s exercise of any remedies arising out of any such failure.

2.  SECURITY INTEREST.

2.1  Grant of Security Interest.  To secure the payment and performance of all of the Obligations when due, Borrower hereby grants to PFG a security interest in all of the following (collectively, the “Collateral”):  all right, title and interest of Borrower in and to all of the following, whether now owned or hereafter arising or acquired and wherever located: all Accounts; all Inventory; all Equipment; all Deposit Accounts; all General Intangibles (including without limitation all Intellectual Property); all Investment Property; all Other Property; all Real Property; and any and all claims, rights and interests in any of the above, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds  (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, any and all of the above, and all Borrower’s books relating to any and all of the above.

2.2  Specified Contracts Excluded.  Notwithstanding anything herein to the contrary, the security interest granted under this Section 2 shall not attach to any of the following (“Specified Contracts”):  any lease, license, contract, property rights or agreement to which Borrower is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in any of the following  (other than to the extent that any such term would be ineffective under the Code or any other applicable law or principles of equity):  (i) the abandonment, invalidation or unenforceability of any right, title or interest of Borrower therein, or (ii) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract property rights or agreement; provided however that such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, shall attach immediately to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified in (i) or (ii) above. Except as disclosed on Exhibit A hereto, Borrower represents and warrants to PFG that there are no Specified Contracts which are material to Borrower’s business or grant Borrower rights in Intellectual Property which is licensed by the Borrower to its customers or incorporated in products licensed or sold by the Borrower to its customers.  Borrower shall not, hereafter, without PFG’s prior written consent, enter into any Specified Contract which is material to Borrower’s business or grants Borrower rights in Intellectual Property which is licensed by the Borrower to its customers or incorporated in products licensed or sold by the Borrower to its customers.

3.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER.

In order to induce PFG to enter into this Agreement and to make Loans, Borrower represents and warrants to PFG as follows, and Borrower covenants that the following representations will continue to be true, and that Borrower will at all times comply with all of the following covenants, throughout the term of this Agreement and until all Obligations have been paid and performed in full:

3.1  Corporate Existence and Authority.  Borrower is and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.  Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so would result in a Material Adverse Change.  The execution, delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby (i) have been duly and validly authorized, (ii) are enforceable against Borrower in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally), (iii) do not violate Borrower’s articles or certificate of incorporation, or Borrower’s by-laws, or any law or any  material agreement or instrument which is binding upon Borrower or its property, and (iv) do not constitute grounds for acceleration of any material indebtedness or obligation under any agreement or instrument which is binding upon Borrower or its property.

3.2  Name; Trade Names and Styles.  As of the date hereof, the name of Borrower set forth in the heading to this Agreement is its correct name, as set forth in its Articles or Certificate of Incorporation.  Listed in the Representations are all prior names of Borrower and all of Borrower’s present and prior trade names as of the date hereof.  Borrower shall give PFG 30 days’ prior written notice before changing its name or doing business under any other name.  Borrower has complied, and will in the future comply, in all material respects, with all laws relating to the conduct of business under a fictitious business name, if applicable to Borrower.

3.3  Place of Business; Location of Collateral.  As of the date hereof, the address set forth in the heading to this Agreement is Borrower’s chief executive office.  In addition, as of the date hereof, Borrower has places of business and Collateral is located only at the locations set forth in the Representations.  Borrower will give PFG at least 30 days prior written notice before opening any additional place of business, changing its chief executive office, or moving any of the Collateral to a location other than Borrower’s Address or one of the locations set forth in the Representations, except that Borrower may maintain sales offices in the ordinary course of business at which not more than a total of $10,000 fair market value of Equipment is located.

3.4  Title to Collateral; Perfection; Permitted Liens.

(a)   Borrower is now, and will at all times in the future be, the sole owner of all the Collateral, except for items of Equipment which are leased to Borrower.  The Collateral now is and will remain free and clear of any and all liens, charges, security interests, encumbrances and adverse claims, except for Permitted Liens.  PFG now has, and will continue to have, a first-priority perfected and enforceable security interest in all of the Collateral, subject only to the Permitted Liens, and Borrower will at all times defend PFG and the Collateral against all claims of others.

(b)   Borrower has set forth in the Representations all of Borrower’s Deposit Accounts, and Borrower will give PFG five Business Days advance written notice before establishing any new Deposit Accounts and will cause the institution where any such new Deposit Account is maintained to execute and deliver to PFG a control agreement in form sufficient to perfect PFG’s security interest in the Deposit Account and otherwise satisfactory to PFG in its good faith business judgment.

(c)   In the event that Borrower shall at any time after the date hereof have any commercial tort claims against others, which it is asserting, and in which the potential recovery exceeds $100,000, Borrower shall promptly notify PFG thereof in writing and provide PFG with such information regarding the same as PFG shall request (unless providing such information would waive the Borrower’s attorney-client privilege).  Such notification to PFG shall constitute a grant of a security interest in the commercial tort claim and all proceeds thereof to PFG, and Borrower shall execute and deliver all such documents and take all such actions as PFG shall request in connection therewith.

(d)   Whenever any Collateral is located upon premises in which any third party has an interest, including real property leased by Borrower, Borrower shall, whenever requested by PFG, use commercially reasonable efforts to cause such third party to execute and deliver to PFG, in form acceptable to PFG, such waivers and subordinations as PFG shall specify in its good faith business judgment.  Borrower will keep in full force and effect, and will comply with all material terms of, any lease of real property where any of the Collateral now or in the future may be located.

3.5  Maintenance of Collateral.  Borrower will maintain the Collateral in good working condition (ordinary wear and tear excepted), and Borrower will not use the Collateral for any unlawful purpose.  Borrower will immediately advise PFG in writing of any material loss or damage to the Collateral.

3.6  Books and Records.  Borrower has maintained and will maintain at Borrower’s Address complete and accurate books and records, comprising an accounting system in accordance with GAAP.

3.7  Financial Condition, Statements and Reports.  All financial statements now or in the future delivered to PFG have been, and will be, prepared in conformity with GAAP (subject, in the case of unaudited interim statements, to year-end adjustments and the absence of footnotes) and now and in the future will fairly present the results of operations and financial condition of Borrower in all material respects, in accordance with GAAP (subject, in the case of unaudited interim statements, to year-end adjustments and the absence of footnotes), at the times and for the periods therein stated.  Between the last date covered by any such statement provided to PFG and the date hereof, there has been no Material Adverse Change.

3.8  Tax Returns and Payments; Pension Contributions.  Borrower has timely filed, and will timely file, all required tax returns and reports, and Borrower has timely paid, and will timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions now or in the future owed by Borrower.  Borrower may, however, defer payment of any of the foregoing which are contested by Borrower in good faith, provided that Borrower (i) contests the same by appropriate proceedings promptly and diligently instituted and conducted, (ii) notifies PFG in writing of the commencement of, and any material development in any such proceedings, and (iii) posts bonds or takes any other steps required to stay the enforcement of any such lien upon any of the Collateral against which any foreign, federal, state or local authority could then proceed.  Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower.  Borrower has paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

3.9  Compliance with Law.  Borrower has, to the best of its knowledge, complied, and will comply, in all material respects, with all provisions of all foreign, federal, state and local laws and regulations applicable to Borrower, including, but not limited to, those relating to Borrower’s ownership of real or personal property, the conduct and licensing of Borrower’s business, and all environmental matters.

3.10  Litigation.  There is no claim, suit, litigation, proceeding or investigation pending or (to best of Borrower’s knowledge)
threatened against or affecting Borrower in any court or before any governmental agency (or any basis therefor known to Borrower) which could reasonably be expected to result, either separately or in the aggregate, in any Material Adverse Change.  Borrower will promptly inform PFG in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted against Borrower involving $250,000 or more in the aggregate for all such claims, proceedings, litigation or investigation.

3.11  Use of Proceeds.  All proceeds of all Loans shall be used solely for lawful business purposes.

3.12  No Default.  At the date hereof, no Default or Event of Default has occurred, and no Default or Event of Default will have occurred after giving effect to the Loan being made concurrently herewith.

4.  ADDITIONAL DUTIES OF BORROWER.

4.1  Financial and Other Covenants.  Borrower shall at all times comply with the financial and other covenants set forth in the Schedule.

4.2.  Remittance of Proceeds. All proceeds arising from the disposition of any Collateral shall be delivered, in kind, by Borrower to PFG in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations in such order as PFG shall determine; provided that, if no Default or Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to PFG (i) the proceeds of Accounts arising in the ordinary course of business, (ii) the proceeds of the sale of Inventory in the ordinary course of business, (iii) the proceeds of the sale of Permitted Investments which are promptly reinvested in other Permitted Investments, the proceeds of the sale of Equipment to the extent such proceeds are reinvested in Equipment of comparable utility within six (6) months of such sale, or the proceeds of the sale of worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of $50,000 or less (for all such transactions in any fiscal year).  Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for PFG, except as set forth above.  Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

4.3  Insurance.  Borrower shall, at all times insure all of the tangible personal property Collateral and carry such other business insurance, with insurers reasonably acceptable to PFG, in such form and amounts as PFG may reasonably require and as are customary and in accordance with standard practices for Borrower’s industry and locations, and Borrower shall provide evidence of such insurance to PFG.  All such insurance policies shall name PFG as an additional loss payee, and shall contain a lenders loss payee endorsement in form reasonably acceptable to PFG.  Upon receipt of the proceeds of any such insurance, PFG shall apply such proceeds in reduction of the Obligations as PFG shall determine in its good faith business judgment, except that, provided no Default or Event of Default has occurred and is continuing, at the direction of Borrower, PFG shall release to Borrower insurance proceeds of any such Collateral with respect to which the insurance proceeds were paid.  PFG may require reasonable assurance that the insurance proceeds so released will be so used.  If Borrower fails to provide or pay for any insurance, PFG may, but is not obligated to, obtain the same at Borrower’s expense.  Borrower shall promptly deliver to PFG copies of all material reports made to insurance companies.

4.4  Reports.  Borrower, at its expense, shall provide PFG with the written reports set forth in the Schedule, and such other written reports with respect to Borrower (including budgets, projections, operating plans and other financial documentation), as PFG shall from time to time reasonably request in its good faith business judgment.

4.5  Access to Collateral, Books and Records.  At reasonable times, and on one Business Day’s notice, PFG, or its agents, shall have the right to inspect the Collateral, and the right to audit and copy Borrower’s books and records. The foregoing inspections and audits shall be at Borrower’s expense for one such inspection and one such audit each year and the charge therefor shall be $750 per person per day (or such higher amount as shall represent PFG’s then current standard charge for the same), plus reasonable out-of-pocket expenses. The PFG costs of any such inspections and audits in excess of one each year shall be at PFG’s expense; provided, however, that upon the occurrence and during the continuance of an Event of Default, Borrower shall be liable for the costs of all such inspections.  In no event shall Borrower be required to disclose to PFG any document or information (i) where disclosure is prohibited by applicable law or any agreement binding on Borrower, or (ii) is subject to attorney-client or similar privilege or constitutes attorney work product. If Borrower is withholding any information under the preceding sentence, it shall so advise PFG in writing, giving PFG a general description of the nature of the information withheld and the basis upon which it is withheld.

4.6  Negative Covenants.  Except as may be permitted in the Schedule, Borrower shall not, without PFG’s prior written consent (which shall be a matter of its good faith business judgment), do any of the following:

(i) merge or consolidate with another corporation or entity;

(ii) acquire any assets, except in the ordinary course of business, or make any Investments other than Permitted Investments;

(iii) enter into any other transaction outside the ordinary course of business;

(iv) sell or transfer any Collateral (including without limitation and sale or transfer of Collateral which is then leased back by Borrower), except for (A) the sale of Inventory in the ordinary course of Borrower’s business, and except for the sale of obsolete or unneeded Equipment and the sale and replacement of Equipment, in each case, in the ordinary course of business, (B) the sale of, and reinvestment of such sale proceeds in, Permitted Investments, (C) the granting of Permitted Liens, and (D) the licensing of Intellectual Property in the ordinary course of business, provided that Borrower shall give PFG advance written notice of any exclusive licensing of Intellectual Property and provided further that the proceeds of such licensing shall become Collateral subject to the security interest of PFG;

(v) store any Inventory or other Collateral with any warehouseman or other third party, unless Borrower has used commercially reasonable efforts to comply with the provisions of Section 3.4(d) above and has notified PFG of such action or proposed action;

(vi) sell any Inventory on a sale-or-return, guaranteed sale, consignment, or other contingent basis;

(vii) make any loans of any money or other assets, other than Permitted Investments;

(viii) incur any Indebtedness, other than Permitted Indebtedness;

(ix) guarantee or otherwise become liable with respect to the obligations of another party or entity other than the endorsement of checks and other similar instruments in the ordinary course of Borrower’s business;

(x) pay or declare any dividends on Borrower’s stock (except for dividends payable solely in stock of Borrower);

(xi) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Borrower’s stock;

(xii) engage, directly or indirectly, in any business other than the businesses currently engaged in by Borrower or reasonably related thereto; or

(xiii) dissolve or elect to dissolve.

Transactions permitted by the foregoing provisions of this Section are only permitted if no Default or Event of Default would occur as a result of such transaction.

4.7  Litigation Cooperation.  Should any third-party suit or proceeding be instituted by or against PFG with respect to any Collateral or relating to Borrower, Borrower shall, without expense to PFG, make available Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that PFG may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

4.8  Changes.  Borrower agrees to notify PFG in writing of any changes in the information set forth in the Representations.

4.9  Further Assurances.  Borrower agrees, at its expense, on request by PFG, to execute all documents and take all actions, as PFG, may, in its good faith business judgment, deem necessary or useful in order to perfect and maintain PFG’s perfected first-priority security interest in the Collateral (subject to Permitted Liens), and in order to fully consummate the transactions contemplated by this Agreement.

5.  TERM.

5.1  Maturity Date.  This Agreement shall continue in effect until the maturity date set forth on the Schedule (the “Maturity Date”), subject to Sections 5.2 and 5.3 below.

5.2  Early Termination.  This Agreement may be terminated prior to the Maturity Date as follows:  (i) by Borrower, effective three Business Days after written notice of termination is given to PFG; or (ii) by PFG at any time after the occurrence and during the continuance of an Event of Default.  There is no termination fee or prepayment penalty.

5.3  Payment of Obligations.  On the Maturity Date or on any earlier effective date of termination, Borrower shall pay and perform in full all Obligations under this Agreement, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable. Notwithstanding any termination of this Agreement, all of PFG’s security interests in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations have been paid and performed in full; provided that PFG may, in its sole discretion, refuse to make any further Loans after termination.  No termination shall in any way affect or impair any right or remedy of PFG, nor shall any such termination relieve Borrower of any Obligation to PFG, until all of the Obligations have been paid and performed in full.  Upon payment and performance in full of all the Obligations and termination of this Agreement, PFG shall promptly terminate its financing statements with respect to the Borrower and deliver to Borrower such other documents as may be required to fully terminate PFG’s security interests.

6.  EVENTS OF DEFAULT AND REMEDIES.

6.1  Events of Default.  The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement, and Borrower shall give PFG immediate written notice thereof:

(a) Any warranty, representation, statement, report or certificate made or delivered to PFG by Borrower or any of Borrower’s officers, employees or agents, now or in the future, shall be untrue or misleading in a material respect when made or deemed to be made; or

(b) Borrower shall fail to pay the Loan or any interest thereon or any other monetary Obligation within three (3) Business Days after the date due or fail to pay any other monetary Obligation within five (5) Business Days after the date due; or

(c) Borrower shall fail to comply with the financial covenants set forth in the Schedule (if any), or shall breach any of the provisions of Section 4.6 hereof, or shall fail to perform any other non-monetary Obligation which by its nature cannot be cured, or shall fail to permit PFG to conduct an inspection or audit as provided in Section 4.5 hereof or shall fail to timely provide PFG with reports due under Section 6 of the Schedule within five Business Days after the date due; or

(d) Borrower shall fail to perform any other non-monetary Obligation which is capable of cure, which failure is not cured within ten (10) Business Days after the date due; provided, such cure period may be extended for such additional period as PFG may determine in its good faith discretion (i) if Borrower is diligently pursuing a cure that is likely to result in a cure and (ii) that repayment of Obligations or PFG’s security is not affected by the granting of additional time to cure; or

(e) any levy, assessment, attachment, seizure, lien or encumbrance (other than a Permitted Lien) is made on all or any part of the Collateral which is not cured within ten (10) Business Days after the earlier to occur of (i) the occurrence of the same, or (ii) Borrower’s knowledge of the same; or

(f) any default or event of default occurs under any obligation secured by a Permitted Lien, which is not cured within any applicable cure period or waived in writing by the holder of the Permitted Lien; or

(g) Borrower breaches any material contract or obligation, which has resulted or may reasonably be expected to result in a Material Adverse Change; or

(h) Dissolution, termination of existence, insolvency or business failure of Borrower; or appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by Borrower under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, or Borrower shall generally not pay its debts as they become due, or Borrower shall conceal, remove or transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or

(i) the commencement of any proceeding against Borrower or any guarantor of any of the Obligations under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, which is not cured by the dismissal thereof within 45 days after the date commenced; or

(j) revocation or termination of, or limitation or denial of liability upon, any guaranty of the Obligations or any attempt to do any of the foregoing, or commencement of proceedings by any guarantor of any of the Obligations under any bankruptcy or insolvency law; or

(k) revocation or termination of, or limitation or denial of liability upon, any pledge of any certificate of deposit, securities or other property or asset of any kind pledged by any third party to secure any or all of the Obligations, or any attempt to do any of the foregoing, or commencement of proceedings by or against any such third party under any bankruptcy or insolvency law; or

(l) Borrower makes any payment on account of any indebtedness or obligation which has been subordinated to the Obligations (other than as permitted in the applicable subordination agreement), or if any Person who has subordinated such indebtedness or obligations terminates or in any way limits his subordination agreement; or

(m) there shall occur, without the prior written consent of PFG, a Change in Control,; or

(n) a Material Adverse Change shall occur.

PFG may cease making any Loans hereunder during any of the cure periods provided above, and thereafter if an Event of Default has occurred and is continuing.

6.2  Remedies.  Upon the occurrence and during the continuance of any Event of Default, PFG, at its option, and without notice or demand of any kind except as specified below (all of which are hereby expressly waived by Borrower), may do any one or more of the following: (a) Cease making Loans or otherwise extending credit to Borrower under this Agreement or any other Loan Document; (b) Upon notice to Borrower (which may be the same day) accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation; (c) Take possession of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes PFG without judicial process to enter onto any of Borrower’s premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge for so long as PFG deems it necessary, in its good faith business judgment, in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should PFG seek to take possession of any of the Collateral by court process, Borrower hereby irrevocably waives: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that PFG retain possession of, and not dispose of, any such Collateral until after trial or final judgment; (d) Require Borrower to assemble any or all of the Collateral and make it available to PFG at places designated by PFG which are reasonably convenient to PFG and Borrower, and to remove the Collateral to such locations as PFG may deem advisable; (e) Complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, PFG shall have the right to use Borrower’s premises, vehicles, hoists, lifts, cranes, and other Equipment and all other property without charge; (f) Sell, lease or otherwise dispose of any of the Collateral, in its condition at the time PFG obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale.  PFG shall have the right to conduct such disposition on Borrower’s premises without charge, for such time or times as PFG deems reasonable, or on PFG’s premises, or elsewhere and the Collateral need not be located at the place of disposition.  PFG may directly or through any affiliated company purchase or lease any Collateral at any such public disposition, and if permissible under applicable law, at any private disposition.  Any sale or other disposition of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale; (g) Demand payment of, and collect any Accounts and General Intangibles comprising Collateral and, in connection therewith, Borrower irrevocably authorizes PFG to endorse or sign Borrower’s name on all collections, receipts, instruments and other documents, to take possession of and open mail addressed to Borrower and remove therefrom payments made with respect to any item of the Collateral or proceeds thereof, and, in PFG’s good faith business judgment, to grant extensions of time to pay, compromise claims and settle Accounts and the like for less than face value; (h) Exercise any and all rights under any present or future control agreements relating to Deposit Accounts or Investment Property; and (i) Demand and receive possession of any of Borrower’s federal and state income tax returns and the books and records utilized in the preparation thereof or referring thereto.  All reasonable attorneys’ fees, expenses, costs, liabilities and obligations incurred by PFG with respect to the foregoing shall be added to and become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.  Without limiting any of PFG’s rights and remedies, from and after the occurrence and during the continuance of any Event of Default, the interest rate applicable to the Obligations shall be increased by an additional four percent per annum (the “Default Rate”).

6.3  Standards for Determining Commercial Reasonableness.  Borrower and PFG agree that a sale or other disposition (collectively, “sale”) of any Collateral which complies with the following standards will conclusively be deemed to be commercially reasonable:  (i) Notice of the sale is given to Borrower at least ten days prior to the sale, and, in the case of a public sale, notice of the sale is published at least five days before the sale in a newspaper of general circulation in the county where the sale is to be conducted; (ii) Notice of the sale describes the collateral in general, non-specific terms; (iii) The sale is conducted at a place designated by PFG, with or without the Collateral being present; (iv) The sale commences at any time between 8:00 a.m. and 6:00 p.m.;  (v) Payment of the purchase price in cash or by cashier’s check or wire transfer is required; (vi) With respect to any sale of any of the Collateral, PFG may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower any and all information concerning the same.  PFG shall be free to employ other methods of noticing and selling the Collateral, in its discretion, if they are commercially reasonable.

6.4  Power of Attorney.  Upon the occurrence and during the continuance of any Event of Default, without limiting PFG’s other rights and remedies, Borrower grants to PFG an irrevocable power of attorney coupled with an interest, authorizing and permitting PFG (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower’s expense, to do any or all of the following, in Borrower’s name or otherwise, but PFG agrees that if it exercises any right hereunder, it will do so in good faith and in a commercially reasonable manner:  (a) Execute on behalf of Borrower any documents that PFG may, in its good faith business judgment, deem advisable in order to perfect and maintain PFG’s security interest in the Collateral, or in order to exercise a right of Borrower or PFG, or in order to fully consummate all the transactions contemplated under this Agreement, and all other Loan Documents; (b) Execute on behalf of Borrower, any invoices relating to any Account, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, any Notice of Lien, claim of mechanic’s, materialman’s or other lien, or assignment or satisfaction of mechanic’s, materialman’s or other lien; (c) Take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of Borrower upon any instruments, or documents, evidence of payment or Collateral that may come into PFG’s possession; (d) Endorse all checks and other forms of remittances received by PFG; (e) Pay, contest or settle any lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f) Grant extensions of time to pay, compromise claims and settle Accounts and General Intangibles for less than face value and execute all releases and other documents in connection therewith; (g) Pay any sums required on account of Borrower’s taxes or to secure the release of any liens therefor, or both; (h) Settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; (i) Instruct any third party having custody or control of any books or records belonging to, or relating to, Borrower to give PFG the same rights of access and other rights with respect thereto as PFG has under this Agreement; and (j) Take any action or pay any sum required of Borrower pursuant to this Agreement and any other Loan Documents.  Any and all reasonable sums paid and any and all reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by PFG with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.  In no event shall PFG’s rights under the foregoing power of attorney or any of PFG’s other rights under this Agreement be deemed to indicate that PFG is in control of the business, management or properties of Borrower.

6.5  Application of Proceeds.  All proceeds realized as the result of any sale of the Collateral shall be applied by PFG first to the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by PFG in the exercise of its rights under this Agreement, second to the interest due upon any of the Obligations, and third to the principal of the Obligations, in such order as PFG shall determine in its sole discretion.  Any surplus shall be paid to Borrower or other persons legally entitled thereto; Borrower shall remain liable to PFG for any deficiency.  If, PFG, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, PFG shall have the option, exercisable at any time, in its good faith business judgment, of either reducing the Obligations by the principal amount of purchase price or deferring the reduction of the Obligations until the actual receipt by PFG of the cash therefor.

6.6  Remedies Cumulative.  In addition to the rights and remedies set forth in this Agreement, PFG shall have all the other rights and remedies accorded a secured party under the Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between PFG and Borrower, and all of such rights and remedies are cumulative and none is exclusive.  Exercise or partial exercise by PFG of one or more of its rights or remedies shall not be deemed an election, nor bar PFG from subsequent exercise or partial exercise of any other rights or remedies.  The failure or delay of PFG to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

7.  Definitions.  As used in this Agreement, the following terms have the following meanings:

“Account Debtor” means the obligor on an Account.

“Accounts” means all present and future “accounts” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all accounts receivable and other sums owing to Borrower.

 “Affiliate” means, with respect to any Person, a relative, partner, shareholder, director, officer, or employee of such Person, or any parent or subsidiary of such Person, or any Person controlling, controlled by or under common control with such Person.

“Borrower Address” shall mean the address(es) listed on the first page of this Loan and Security Agreement for each Borrower.

“Business Day” means a day on which PFG is open for business.

“Change in Control” means: (1) a dissolution, liquidation, or sale of all or substantially all of the assets of Borrower; (2) a merger or consolidation in which Borrower is not the surviving corporation; (3) a reverse merger in which Borrower is the surviving corporation but the shares of the Borrower’s common stock outstanding immediately preceding the merger are converted by virtue of  the merger into other property, whether in the form of securities, cash or otherwise; (4) an expression of intent to acquire control notified to Borrower under Section 13(d)(1)(C) of the U.S. Securities Exchange Act of 1934, as amended, which acquisition is subsequently effected; or (5) a change in control of Borrower effected by a successful tender offer for more than 50% of the outstanding voting securities of Borrower.

“Code” means the Uniform Commercial Code as adopted and in effect in the State of California from time to time.

“Collateral” has the meaning set forth in Section 2 above.

“continuing” and “during the continuance of” when used with reference to a Default or Event of Default means that the Default or Event of Default has occurred and has not been either waived in writing by PFG or cured within any applicable cure period.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 6.2 above.

“Deferred Revenue” means Revenues that are required under applicable accounting principles to be recognized over a period of time.

“Deposit Accounts” means all present and future “deposit accounts” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit.

 “Equipment” means all present and future “equipment” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Event of Default” means any of the events set forth in Section 6.1 of this Agreement.

“GAAP” means generally accepted accounting principles consistently applied.

“General Intangibles” means all present and future “general intangibles” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all Intellectual Property, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“good faith business judgment” means honesty in fact and good faith (as defined in Section 1201 of the Code) in the exercise of PFG’s business judgment.

“including” means including (but not limited to).

“Indebtedness” means (a) indebtedness for borrowed money or the deferred purchase price of property or services (other than trade payables arising in the ordinary course of business), (b) obligations evidenced by bonds, notes, debentures or other similar instruments, (c) reimbursement obligations in connection with letters of credit, and (d) capital lease obligations.

 “Intellectual Property” means all present and future: (a) copyrights, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, (b) trade secret rights, including all rights to unpatented inventions and know-how, and confidential information; (c) mask work or similar rights available for the protection of semiconductor chips; (d) patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same; (e) trademarks, servicemarks, trade styles, and trade names, whether or not any of the foregoing are registered, and all applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by any such trademarks; (f) computer software and computer software products; (g) designs and design rights; (h) technology; (i) all claims for damages by way of past, present and future infringement of any of the rights included above; and (j) all licenses or other rights to use any property or rights of a type described above.

“Inventory” means all present and future “inventory” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” means any beneficial ownership interest in any Person (including any stock, partnership interest or other equity or debt securities issued by any Person), and any loan, advance or capital contribution to any Person.

“Investment Property” means all present and future investment property, securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, and all options and warrants to purchase any of the foregoing, wherever located, and all other securities of every kind, whether certificated or uncertificated.

“Loan Documents” means, collectively, this Agreement, the Representations, and all other present and future documents, instruments and agreements between PFG and Borrower, including, but not limited to those relating to this Agreement, and all amendments and modifications thereto and replacements therefor.

“Material Adverse Change” means any of the following: (i) a material adverse change in the business, operations, or financial or other condition of the Borrower (in the case of two Borrowers, such entities taken as a whole), or (ii) a material impairment of the prospect of repayment of any portion of the Obligations; or (iii) a material impairment of the value or priority of PFG’s security interests in the Collateral.

“Obligations” means all present and future Loans, advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to PFG, whether evidenced by this Agreement or any note or other instrument or document, or otherwise, whether arising from an extension of credit, opening of a letter of credit, banker’s acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by PFG in Borrower’s debts owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney’s fees, expert witness fees, audit fees, collateral monitoring fees, closing fees, facility fees, termination fees, minimum interest charges and any other sums chargeable to Borrower under this Agreement or under any other Loan Documents.

“Other Property” means the following as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and all rights relating thereto: all present and future “commercial tort claims” (including without limitation any commercial tort claims identified in the Representations), “documents”, “instruments”, “promissory notes”, “chattel paper”, “letters of credit”, “letter-of-credit rights”, “fixtures”, “farm products” and “money”; and all other goods and personal property of every kind, tangible and intangible, whether or not governed by the California Uniform Commercial Code.

“Payment” means all checks, wire transfers and other items of payment received by for credit to Borrower’s outstanding Obligations.

“Permitted Indebtedness” means

(i) the Loans and other Obligations (including for the avoidance of doubt, the Existing PFG Loans, as described in the Schedule); and

(ii) Indebtedness existing on the date hereof and shown on Exhibit A hereto;

(iii) Subordinated Debt;

(iv)  other Indebtedness secured by Permitted Liens; and

(v) reimbursement obligations in respect of letters of credit in an aggregate face amount outstanding not to exceed $300,000 at any time outstanding, which have been reported to PFG in writing.

“Permitted Investments” are:

(i) Investments (if any) shown on the Exhibit A and existing on the date hereof;

(ii) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 1 year from its acquisition;

(iii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc; and

(iv) bank certificates of deposit issued maturing no more than 1 year after issue; and

(v) other investments (except for common stock of Borrower) consistent with Borrower’s Investment Policy attached hereto as Exhibit A.

“Permitted Liens” means the following:

(i) purchase money security interests in specific items of Equipment;

(ii) leases of specific items of Equipment;

(iii) liens for taxes not yet payable, or being contested in the manner contemplated in Section 3.8 above;

(iv)  subject to the written consent of PFG on a case by case basis that such event(s) shall not give rise to an Event of Default, which consent may be given or withheld in PFG’s business judgment or subject to such conditions as PFG may determine in good faith, liens for fees, assessments, or other charges of a governmental authority, provided that the payment of such fees, assessments, or other charges of a governmental authority referenced in this clause (iv) that are due and payable are being contested in good faith and by appropriate proceedings diligently pursued and as to which adequate financial reserves have been established in accordance with GAAP on Borrower’s books and records and a stay of enforcement of any such lien is in effect;

(v) liens on deposits made by Borrower in the ordinary course of business in connection with, or to secure payment of, obligations under worker’s compensation, unemployment insurance, social security, and other similar laws, or to secure the performance of bids, tenders, or contracts (other than for the repayment of Indebtedness) or to secure indemnity, performance, or other similar bonds for the performance of bids, tenders, or contracts (other than for the repayment of Indebtedness) or to secure statutory obligations (other than Liens arising under ERISA or Environmental Liens) or surety or appeal bonds, or to secure indemnity, performance, or other similar bonds;

(vi) liens constituting encumbrances in the nature of reservations, exceptions, encroachments, easements, rights of way, covenants running with the land, and other similar title exceptions or encumbrances affecting any Real Property, provided that any such liens do not in the aggregate materially interfere with the use of such Real Property in the ordinary conduct of Borrower’s business;

(vii) liens arising from judgments and attachments in connection with court proceedings, provided that (a) the attachment or enforcement of such liens would not otherwise result in an Event of Default hereunder, (b) such liens are being contested in good faith by appropriate proceedings diligently pursued, (c) adequate financial reserves have been established on Borrower’s books and records in accordance with GAAP, (d) no Collateral with an aggregate value in excess of $250,000 is subject to a material risk of loss or forfeiture, and (e) a stay of execution pending appeal or proceeding for review is in effect;

(viii) any additional security interests and liens consented to in writing by PFG, which consent may be withheld in its good faith business judgment. PFG will have the right to require, as a condition to its consent under this subparagraph (iv), that the holder of the additional security interest or lien sign an intercreditor agreement on PFG’s then standard form, acknowledge that the security interest is subordinate to the security interest in favor of PFG, and agree not to take any action to enforce its subordinate security interest so long as any Obligations remain outstanding, and that Borrower agree that any uncured default in any obligation secured by the subordinate security interest shall also constitute an Event of Default under this Agreement;

(ix) security interests being terminated substantially concurrently with this Agreement;

(x) liens of materialmen, mechanics, warehousemen, carriers, or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent; provided, that Borrower may, however, defer payment of any of the foregoing which are contested by Borrower in good faith, provided that Borrower (a) contests the same by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies PFG in writing of the commencement of, and any material development in, any such proceedings which involved $250,000 either individually or in the aggregate, and (c) posts bonds or takes any other steps required to stay the enforcement of any such lien upon any of the Collateral against which such person could then proceed;

(xi) liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described above in clauses (i) or (ii) above or clause (xiv) below, provided that any extension, renewal or replacement lien is limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(xii) liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods;

(xiii) statutory, common law or contractual liens of depository institutions or institutions holding securities account (including rights of set-off) securing only customary charges and fees in connection with such accounts; and

(xiv) liens of PFG arising under the Existing PFG Loans (as defined in Section 8(a) of the Schedule), as such loans may be amended or modified from time to time.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.

“Representations” means the written Representations and Warranties provided by Borrower to PFG referred to in the Schedule.

“Subordinated Debt” means debt incurred by Borrower subordinated to Borrower’s debt to PFG (pursuant to a subordination agreement entered into between PFG, Borrower and the subordinated creditor), on terms acceptable to PFG in its absolute discretion.

Other Terms.  All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP, consistently applied.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

8.  GENERAL PROVISIONS.

8.1  Confidentiality.  PFG agrees to use the same degree of care that it exercises with respect to its own proprietary information, to maintain the confidentiality of any and all proprietary, trade secret or confidential information provided to or received by PFG from the Borrower, which indicates that it is confidential, including business plans and forecasts, non-public financial information, confidential or secret processes, formulae, devices and contractual information, customer lists, and employee relation matters, provided that PFG may disclose such information (i) to its officers, directors, employees, attorneys, accountants, affiliates, participants, prospective participants, assignees and prospective assignees, and such other Persons to whom PFG shall at any time be required to make such disclosure in accordance with applicable law or legal process, and (ii) in its good faith business judgment in connection with the enforcement of its rights or remedies after an Event of Default, or in connection with any dispute with Borrower or any other Person relating to Borrower.  The confidentiality agreement in this Section supersedes any prior confidentiality agreement of PFG relating to Borrower.

8.2  Interest Computation.  In computing interest on the Obligations, all Payments received after 12:00 Noon, Pacific Time, on any day shall be deemed received on the next Business Day.

8.3 Payments. All Payments may be applied, and in PFG’s good faith business judgment reversed and re-applied, to the Obligations, in such order and manner as PFG shall determine in its good faith business judgment.

8.4  Monthly Accountings.  PFG shall provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement.  Such account shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by PFG), unless Borrower notifies PFG in writing to the contrary within 60 days after such account is rendered, describing the nature of any alleged errors or omissions.

8.5  Notices.  All notices to be given under this Agreement shall be in writing and shall be given either personally, or by reputable private delivery service, or by regular first-class mail, or certified mail return receipt requested, or by fax to the most recent fax number a party has for the other party (and if by fax or electronic mail, sent concurrently by one of the other methods provided herein), addressed to PFG or Borrower at the addresses shown in the heading to this Agreement, or at any other address designated in writing by one party to the other party. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expira of one Business Day following delivery to the private delivery service, or two Business Days following the de thereof in the United States mail, with postage pre, or on the first business day of receipt during business hours in the case of notices sent by fax or electronic mail, as provided herein.

8.6  Severability.  Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

8.7  Integration.  This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and PFG and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement.  There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith.

8.8  Waivers; Indemnity.  The failure of PFG at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other Loan Document shall not waive or diminish any right of PFG later to demand and receive strict compliance therewith.  Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar.  None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or knowledge of PFG or its agents or employees, but only by a specific written waiver signed by an authorized officer of PFG and delivered to Borrower.  Borrower waives the benefit of all statutes of limitations relating to any of the Obligations or this Agreement or any other Loan Document, and Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by PFG on which Borrower is or may in any way be liable, and notice of any action taken by PFG, unless expressly required by this Agreement. Borrower hereby agrees to indemnify PFG and its affiliates, subsidiaries, parent, directors, officers, employees, agents, and attorneys, and to hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, and related costs and expenses (including reasonable attorneys’ fees), of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, or any relationship or agreement between PFG and Borrower, or any other matter, relating to Borrower or the Obligations; provided that this indemnity shall  not extend to damages proximately caused by the indemnitee’s own gross negligence or willful misconduct.  Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive any termination of this Agreement and shall for all purposes continue in full force and effect.

8.9  No Liability for Ordinary Negligence.  Neither PFG, nor any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing PFG shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by Borrower or any other party through the ordinary negligence of PFG, or any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing PFG, but nothing herein shall relieve PFG from liability for its own gross negligence or willful misconduct.

8.10  Amendment.  The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of PFG.

8.11  Time of Essence.  Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.

8.12  Attorneys’ Fees and Costs.  Borrower shall reimburse PFG for all reasonable attorneys’ fees and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by PFG: (a) in connection with the preparation, negotiation and closing of this Agreement, and (b) any future amendments, consents, waivers or supplements to this Agreement, and (c) upon the occurrence and during the continuance of a Default or an Event of Default, to (i) obtain legal advice in connection with this Agreement or Borrower; (ii) enforce, or seek to enforce, any of its rights hereunder; (iii) prosecute actions against, or defend actions by, Account Debtors; (iv) commence, intervene in, or defend any action or proceeding; (v) initiate any complaint to be relieved of the automatic stay in bankruptcy; file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; (vi) examine, audit, copy, and inspect any of the Collateral or any of Borrower’s books and records; (vii) protect, obtain possession of, lease, dispose of, or otherwise enforce PFG’s security interest in, the Collateral; and (viii) otherwise represent PFG in any litigation relating to Borrower. If either PFG or Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable costs and attorneys’ fees, including (but not limited to) reasonable attorneys’ fees and costs incurred in the enforcement of, execution upon or defense of any order, decree, award or judgment.  All attorneys’ fees and costs to which PFG may be entitled pursuant to this Paragraph shall immediately become part of Borrower’s Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.

8.13  Benefit of Agreement.  The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and PFG; provided, however, that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of PFG, and any prohibited assignment shall be void.  No consent by PFG to any assignment shall release Borrower from its liability for the Obligations.

8.14  Joint and Several Liability.  If Borrower consists of more than one Person, their liability shall be joint and several, and the compromise of any claim with, or the release of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower.

8.15  Limitation of Actions.  Any claim or cause of action by Borrower against PFG, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Loan Agreement, or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, incurred, done, omitted or suffered to be done by PFG, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within one year after the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, and the service of a summons and complaint on an officer of PFG, or on any other person authorized to accept service on behalf of PFG, within thirty (30) days thereafter.  Borrower agrees that such one-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action.  The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of PFG in its sole discretion.  This provision shall survive any termination of this Loan Agreement or any other Loan Document.

8.16  Paragraph Headings; Construction.  Paragraph headings are only used in this Agreement for convenience.  Borrower and PFG acknowledge that the headings may not describe completely the subject matter of the applicable paragraph, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against PFG or Borrower under any rule of construction or otherwise.

8.17  Governing Law; Jurisdiction; Venue.  This Agreement and all acts and transactions hereunder and all rights and obligations of PFG and Borrower shall be governed by the laws of the State of New York.  As a material part of the consideration to PFG to enter into this Agreement, Borrower (i) agrees that all actions and proceedings relating directly or indirectly to this Agreement shall, at PFG’s option, be litigated in courts located within California, and that the exclusive venue therefor shall be San Francisco County; (ii) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (iii) waives any and all rights Borrower may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.

8.18  Mutual Waiver of Jury Trial.  BORROWER AND PFG EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN PFG AND BORROWER, OR ANY CONDUCT, ACTS OR OMISSIONS OF PFG OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH PFG OR BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the San Francisco County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in San Francisco County, California; and the parties hereby submit to the jurisdiction of such court.  The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive.  The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers.  All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed.  If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the San Francisco County, California Superior Court for such relief.  The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings.  The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings.  The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge.  The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a).  Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies.  The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

8.19  Representations and warranties of PFG.  PFG has all requisite power and has taken all requisite action to execute and deliver each of this Agreement and to carry out and perform all of its obligations hereunder.  This Agreement has been duly authorized, executed and delivered on behalf of Purchaser and constitutes the valid and binding agreement of PFG, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency,  reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally and (ii) as limited by equitable principles generally.  The consummation of the transactions contemplated herein and the fulfillment of the terms herein will not result in a breach of any of the terms or provisions of PFG’s partnership agreement or other relevant organizational documents.

8.20  Provisions Relating to Oregon Law.  To the extent that all or any portion of this Agreement is determined by a court of competent jurisdiction to be subject to Oregon law, the following disclosures are made:

In compliance with Oregon law, the Borrower and any Guarantor(s) should read carefully and acknowledge your receipt and understanding of the following statement:

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY US AFTER NOVEMBER 3, 1989, CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY AN AUTHORIZED REPRESENTATIVE OF LENDER TO BE ENFORCEABLE.

Under Oregon law, we are also required to notify you of certain matters related to our right to place insurance on the property that is collateral for our loan in certain circumstances.  In compliance with this law, please read carefully and acknowledge your receipt and understanding of the following warning:

WARNING:  UNLESS YOU PROVIDE US WITH EVIDENCE OF THE INSURANCE COVERAGE AS REQUIRED BY OUR CONTRACT OR LOAN AGREEMENT, WE MAY PURCHASE INSURANCE AT YOUR EXPENSE TO PROTECT OUR INTEREST.  THIS INSURANCE MAY, BUT NEED NOT, ALSO PROTECT YOUR INTEREST.  IF

THE COLLATERAL BECOMES DAMAGED, THE COVERAGE WE PURCHASE MAY NOT PAY ANY CLAIM YOU MAKE OR ANY CLAIM MADE AGAINST YOU.  YOU MAY LATER CANCEL THIS COVERAGE BY PROVIDING EVIDENCE THAT YOU HAVE OBTAINED PROPERTY COVERAGE ELSEWHERE.

YOU ARE RESPONSIBLE FOR THE COST OF ANY INSURANCE PURCHASED BY US.  THE COST OF THIS INSURANCE MAY BE ADDED TO YOUR CONTRACT OR LOAN BALANCE.  IF THIS COST IS ADDED TO YOUR CONTRACT OR LOAN BALANCE, THE INTEREST RATE PAYABLE UNDER THE UNDERLYING LOAN WILL APPLY TO THIS ADDED AMOUNT.  THE EFFECTIVE DATE OF THE COVERAGE MAY BE THE DATE YOUR PRIOR COVERAGE LAPSED OR THE DATE YOU FAILED TO PROVIDE PROOF OF COVERAGE.

THE COVERAGE WE PURCHASE MAY BE CONSIDERABLY MORE EXPENSIVE THAN INSURANCE YOU CAN OBTAIN ON YOUR OWN AND MAY NOT SATISFY ANY NEED FOR PROPERTY DAMAGE COVERAGE OR ANY MANDATORY LIABILITY INSURANCE REQUIREMENTS IMPOSED BY APPLICABLE LAW.  (Each reference to “you” and “your” shall refer to Borrower and each reference to “us” and “we” shall refer to Lender.)

[SIGNATURE PAGE FOLLOWS]

Borrower:		PFG:

Bioject Medical Technologies Inc.		PARTNERS FOR GROWTH, L.P.

By	/s/ Jerald S. Cobbs	By	/s/ Andrew Kahn
Chairman and Interim President and Chief Executive Officer		Name:	Andrew Kahn

By	/s/ Christine M. Farrell	Title:	Manager, Partners for Growth, LLC
	Vice President of Finance		Its General Partner
Borrower:

Bioject Inc.

By	/s/ Jerald S. Cobbs
Chairman and Interim President and Chief Executive Officer

By	/s/ Christine M. Farrell
Vice President of Finance

Signature Pate 2007 Term Loan and Security Agreement

Schedule to 2007 Term Loan and Security Agreement

Partners For Growth

Schedule to

2007 Term Loan and Security Agreement

Borrower:	Bioject Medical Technologies, Inc.
Address:	20245 S.W. 95th Ave., Tualatin, OR 97062

Borrower:	Bioject, Inc.
Address:	20245 S.W. 95th Ave., Tualatin, OR 97062

Date:	August 31, 2007

This Schedule forms an integral part of the 2007 Term Loan and Security Agreement between PARTNERS FOR GROWTH, L.P. and the above-borrower of even date.

1. LOAN (Section 1.1):
The Loan shall consist of a term loan in the amount of $500,000, which shall be funded in its entirety within 1 Business Day of the date hereof

The Principal Amount of the Loan shall be repaid in twelve (12) equal monthly installments of $41,666.67 commencing October 1, 2007, and all other monetary Obligations due under this Loan shall be repaid on the Maturity Date.

Prepayment:	Borrower may prepay the Loan plus all accrued but unpaid interest in whole or in part at any time, without penalty.

2. INTEREST.

Interest Rate (Section 1.2):

A rate equal to the Prime Rate plus two percent (2%) per annum, measured monthly and applied to the average daily aggregate amount outstanding under this Agreement each month. Interest shall be based on the average daily principal balance during each month for the Loan, calculated on the basis of the actual number of days in each month (the “Monthly Financed Amount”). Accrued interest for each month shall be payable monthly, on the first day of each month for interest accrued

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during the prior month. PFG shall have the right to adjust the rate applicable to amounts outstanding hereunder as and when the Prime Rate changes, but may elect in its sole discretion to reflect any such changes on a monthly basis.

“Prime Rate” means the rate quoted from time to time by Silicon Valley Bank as its prime lending rate.

3. FEES (Section 1.3):

Commitment Fee:	$5,000 fee payable to PFG, non-refundable.

Collateral Handling Fee:

Initially, 0.55% per month of the Monthly Financed Amount.  If Borrower’s Common Stock closes between $2.00 and $4.00 per share for 30 consecutive trading days, the Collateral Handling Fee will reduce to 0.38% per month. If Borrower’s Common Stock closes at or above $4.00 per share for 30 consecutive trading days, the Collateral Handling Fee will reduce to 0.22% per month.

4. MATURITY DATE
(Section 5.1):	September 1, 2008

5. FINANCIAL COVENANTS
(Section 4.1):	Borrower shall comply with each of the following covenants:

Revenue Covenant:

Borrower shall maintain Revenues at not less than eighty percent (80%) of its Board-approved financial plan (as set forth in Exhibit B to this Loan and Security Agreement) over rolling three-month periods, measured monthly commencing October 2007.

Working Capital Covenant:	Borrower shall maintain Working Capital of not less than $1.00 at all times.

Definitions.	For purposes of the foregoing financial covenants, the following term shall have the following meaning:

“Revenues” means, as calculated in accordance with GAAP, receipts from customers in the ordinary course of business for the sale of goods and services, net of discounts and refunds, and revenues recognized on a percentage of completion basis, so long as such recognition is in accordance with Borrower’s past accounting practice and is in accordance with GAAP.

“Working Capital” means total Current Assets less total Current Liabilities.

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“Current Assets” and “Current Liabilities” shall have the meaning ascribed thereto by GAAP, provided, however, that there shall be deducted from Current Liabilities (i) the amount of “Fair Value Warrants and Debt Instruments”, as disclosed and defined in Borrower’s periodic filings reports required under the Securities Exchange Act of 1934 with the Securities and Exchange Commission, and (ii) Deferred Revenues (as defined in Section 7).

6. REPORTING.
(Section 4.4):	Borrower shall provide PFG with the following, as and when requested by PFG:

	(a)	As and when approved by its Board of Directors, a copy of Borrower’s financial plan for the current and next fiscal year.

	(b)	Monthly unaudited, management-prepared financial statements prepared in accordance with GAAP, within ten (10) Business Days after the end of each month.

(c)

Monthly Compliance Certificates, within ten (10) Business Days after the end of each month, in such form as PFG shall reasonably specify, signed by the Chief Financial Officer of Borrower (or, if there is no Chief Financial Officer, the Secretary of Borrower or such other person who has been vested by the Board of Directors with the duties and responsibilities of the Chief Financial Officer), certifying that as of the end of such month Borrower was in full compliance with all of the terms and conditions of this Agreement and setting forth calculations showing Borrower’s compliance with the Financial Covenants set forth in Section 5 of this Schedule, and such other information as PFG shall reasonably request.

(d)

Quarterly financial statements, as soon as available, and in any event within forty-five days after the end of each fiscal quarter of Borrower (other than the last fiscal quarter in any year); provided, however, if Borrower files a form 10-Q with the Securities and Exchange Commission and the same is available within said period through EDGAR, such availability will satisfy this requirement.

(e)

A quarterly information update certificate, in the form of an update of the Representations, unless such information is otherwise included as part of a monthly Compliance Certificate, within the earlier to occur of ten (10) Business Days after the end of each fiscal quarter of Borrower or promptly following the knowledge of any executive officer of Borrower that the Representations are no longer true, complete and accurate.

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(f)

Annual financial statements, as soon as available, and in any event within 120 days following the end of Borrower’s fiscal year, certified by, and with an unqualified opinion of, independent certified public accountants reasonably acceptable to PFG; provided, however, if Borrower files a form 10-K with the Securities and Exchange Commission and the same is available within said period through EDGAR, such availability will satisfy this requirement.

7. BORROWER INFORMATION:

Borrower represents and warrants that the information set forth in the Representations and Warranties of the Borrower dated August 27, 2007, previously submitted to PFG (the “Representations”) is true and correct as of the date hereof.

8. ADDITIONAL PROVISIONS

(a)

Existing PFG Loans.  On the date hereof, PFG and Borrower are party to a Term Loan and Security Agreement dated as of December 15, 2004, a Loan and Security Agreement dated as of December 15, 2004 (for a revolving line of credit), a Revolving Loan and Security Agreement dated as of December 11, 2006 and associated cross-corporate guarantees and security agreements (the “Existing PFG Loans”). PFG and Borrower agree that the Loan made by PFG under this Agreement is and shall be deemed to be included within the definition of “Obligations” under the Existing PFG Loans, that PFG’s security interest in the Collateral shall continue in the Obligations arising under this Agreement and that the security interests and liens of PFG arising under this Agreement shall be deemed to have attached and been perfected when made in connection with the Existing PFG Loans, regardless of any repayment of the Existing PFG Loans made after the date hereof.

(b)

Deposit Accounts.  Concurrently and to the extent not already done, Borrower shall cause the banks and other institutions where its Deposit Accounts are maintained to enter into control agreements with PFG, in form and substance satisfactory to PFG in its good faith business judgment and sufficient to perfect PFG’s security interest in said Deposit Accounts,.  Said control agreements shall permit PFG, in its discretion, to withdraw from said Deposit Accounts accrued interest on the Obligations monthly.

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(c)

Lockbox.  If requested to do so by PFG, Borrower shall direct each Account Debtor (and each depository institution where proceeds of accounts receivable are on deposit) to make payments with respect to all receivables to a lockbox account established for PFG at such banking institution as PFG may notify (the “Lockbox”) or to wire transfer payments to a cash collateral account that PFG controls, as and when directed by PFG from time to time, at its option and at the sole and exclusive discretion of the PFG. It will be considered an immediate Event of Default if the Lockbox is not set-up and operational within 30 days from the date of PFG ‘s request.

(d)

Conditional Release of Collateral from Security Interest.  At any time prior to the Maturity Date, Borrower may request that PFG release its security interest and lien on all or part of Borrower’s Intellectual Property, and PFG shall release such security interest and lien, provided, however, that Borrower’s right to make such request and PFG’s obligation to honor such request shall be expressly conditioned on the following:

(i)  at the time of such request, no Event of Default has occurred and is continuing and Borrower is otherwise in full compliance with its obligations to PFG hereunder and under each other agreement between Borrower and PFG; and

(ii) Borrower has entered or proposes to enter into an agreement to license or sell the Intellectual Property requested to be released from PFG’s security interest and lien; and

(iii)  upon each occasion of the Intellectual Property released from PFG’s security interest and lien being sold or licensed, Borrower shall pay 50% (or such lesser percentage as PFG may determine in its sole discretion) of any such sales or licensing proceeds to PFG, which proceeds PFG will maintain as a deposit against payment of Obligations (“Deposit”) and PFG’s security interest and lien shall continue in said proceeds. PFG may apply the Deposit and all interest earned thereon to the payment of outstanding Obligations in such manner as PFG may determine in its discretion.  For the avoidance of doubt, (A) the parties agree that Borrower’s non-exclusive licensing of Intellectual Property in the ordinary course of business does not require the release of PFG’s lien on such Intellectual Property and, accordingly, the proceeds of such non-exclusive licensing are not subject to this clause (d)(iii), and (B) the licensing of Intellectual Property to a customer for its exclusive use with a particular drug (or other injectable substance) that is one of such customer’s products shall be deemed a non-exclusive license of Borrower’s Intellectual Property for purposes hereof.

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(e)  Warrant.  In consideration of the payment by PFG to Borrower of $873 on the date hereof, Borrower shall contemporaneously issue PFG a warrant to purchase 71,429 shares of its common stock at an exchange price of $1.40 per share.

(f) Additional Representations and Warranties of PFG. PFG represents and warrants to Borrower, with respect to itself and its purchase hereunder, as follows:

(i)  Investment Purpose.  PFG is purchasing the Warrant (together with the common stock issued under the Warrants, the “Equity Rights”) for its own account for investment and not with a present view toward the public sale or distribution thereof and has no intention of selling or distributing any of the Equity Rights or any arrangement or understanding with any other persons regarding the sale or distribution of such Equity Rights except as contemplated by this Agreement or the Loan Documents and in compliance with the Securities Act of 1933, as amended (the “Securities Act”).  PFG will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Equity Rights except in accordance with the provisions of this Agreement or the Loan Documents and in compliance with applicable securities laws.

(ii)  Purchaser Status.  At the time PFG was offered the Equity Rights, it was, and at the date hereof it is, and on each date on which it exercises the Warrant, it will be an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(iii)  Reliance on Exemptions.  PFG understands that the Equity Rights are being offered and sold to it in reliance upon specific exemptions from, or non-application of, the registration requirements of United States federal and state securities laws and that Borrower is relying upon the truth and accuracy of, and PFG’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of PFG set forth herein in order to determine the availability of such exemptions and the eligibility of PFG to acquire the Equity Rights.

(iv)  Information.  PFG acknowledges that is has been afforded (A) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Borrower concerning the terms and conditions of the offering of the Equity Rights and the merits and risks of investing in the Equity Rights; (B) access to information about Borrower and its financial condition, results of operations, businesses,

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properties, management and prospects sufficient to enable it to evaluate its investment in the Equity Rights, including, without limitation, Borrower’s reports required to be filed with the Securities and Exchange Commission (“SEC”), and PFG has had the opportunity to review such documents; and (C) the opportunity to obtain such additional information that Borrower possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

(v)  Acknowledgement of Risk.  PFG acknowledges and understands that its investment in the Equity Rights involves a significant degree of risk, including, without limitation, the risks set forth in Borrower’s reports required to be filed with the SEC.  PFG is able to bear the economic risk of holding the Equity Rights for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Equity Rights.  PFG has, in connection with its decision to purchase the Equity Rights and with respect to all matters relating to this Agreement and the Loan Documents and the transactions contemplated hereby and thereby, relied solely upon the advice of its own counsel and has not relied upon or consulted any counsel to Borrower.  PFG is not purchasing the Equity Rights as a result of any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act.

(vi) Transfer or Resale. PFG understands that (A) the Warrant and the common stock issuable in connection with the Warrant have not been, and are not being, registered under the Securities Act or any applicable state securities laws and, consequently, PFG may have to bear the risk of owning such securities for an indefinite period of time because such securities may not be transferred unless (I) the resale of such securities is covered by an effective registration statement under the Securities Act or exempt from the registration requirements thereof or (II) PFG has delivered to Borrower an opinion of counsel to PFG (in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that such securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; and (B) neither Borrower nor any other person is under any obligation to register the resale of any such securities under the Securities Act or any state or foreign securities laws or to comply with the terms and conditions of any exemption thereunder.

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(vii) Legends. PFG understands that any certificate representing, or other evidence of the common stock issuable under the Warrant may bear a restrictive legend in substantially the following form (and, until such time as there is a registration statement in effect covering such common stock, a stop-transfer order may be placed against transfer of such securities):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE OF THE UNITED STATES IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND ACCORDINGLY, MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, TRANSFERRED OR ASSIGNED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

(viii) Residency. PFG is a resident of the jurisdiction set forth next to its name in the heading to this Agreement.

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Borrower:		PFG:

Bioject Medical Technologies Inc.		PARTNERS FOR GROWTH, L.P.

By	/s/Jerald S. Cobbs
Chairman and Interim President and Chief Executive		By	/s/ Andrew Kahn
Officer
Name: Andrew Kahn
By	/s/ Christine M. Farrell
Vice President of Finance		Title: Manager, Partners for Growth, LLC
Its General Partner

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Signature Page to Schedule to Term Loan and Security Agreement

Exhibit A to Term Loan and Security Agreement

Exhibit B to Loan and Security Agreement